As filed with the Securities and Exchange Commission on July 6, 2007


                                                             File No. 333-135727

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       on
                                    FORM S-3

                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                SHEERVISION, INC.
             (Exact Name Of Registrant As Specified In Its Charter)


                   3827                                       DELAWARE                                     23-2426437
(Primary Standard Industrial Classification     (State Or Other Jurisdiction of Formation)     (I.R.S. Employer Identification No.)
              Code Number)


                    4030 PALOS VERDES DRIVE NORTH, SUITE 104
                     ROLLING HILLS ESTATES, CALIFORNIA 90274
                         (TELEPHONE NUMBER 310-265-8918)
    (Address, Including Zip Code, And Telephone Number, Including Area Code,
                  Of Registrant's Principal Place Of Business)

                              MS. SUZANNE LEWSADDER
                             CHIEF EXECUTIVE OFFICER
                                SHEERVISION, INC.
                    4030 PALOS VERDES DRIVE NORTH, SUITE 104
                     ROLLING HILLS ESTATES, CALIFORNIA 90274
                         (TELEPHONE NUMBER 310-265-8918)
 (Name, Address, Including Zip Code, And Telephone Number, Including Area Code,
                       Of Registrant's Agent For Service)

                                   COPIES TO:

            ROBERT STEVEN BROWN                         ALAN BALDACHIN, ESQ.
      REITLER BROWN & ROSENBLATT LLC               HAND, BALDACHIN & AMBURGEY, LLP
             800 THIRD AVENUE                               1775 BROADWAY
                21ST FLOOR                                   SUITE 2300
          NEW YORK, NEW YORK 1022                     NEW YORK, NEW YORK 10019
(212) 209-3050 / (212) 371-5500 (TELECOPY)   (212) 956-9500 / (212) 259-3910 (TELECOPY)
          RBROWN@REITLERBROWN.COM                       ABALDACHIN@HBALLP.COM

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

     If this form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|


                               ------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED


Prospectus, Subject to Completion


Dated July 6, 2007


PROSPECTUS

                                7,236,996 SHARES

                               [SHEERVISION LOGO]

                                  COMMON STOCK

                             ----------------------


         This is an offering (the "Offering") of up to an aggregate of 7,236,996 shares (the "Shares") of common stock, $0.001 par value, of SheerVision, Inc., a Delaware corporation ("we", "us", or "SheerVision"), by the selling stockholders named in this prospectus (the "Selling Stockholders"). Of the Shares, 1,500,419 are issuable upon exercise of Common Stock Purchase Warrants expiring on or prior to September 30, 2010 (the "Warrants"), 3,417,190 are issuable upon the conversion of our outstanding shares of Series A 9% Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and 178,596 are issuable upon the conversion of our 12% Secured Convertible Notes due 2006 (the "2005 NOTES"), in each case issued by us in private placements of securities or other transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

         Our common stock is quoted on the OTC Bulletin Board (the "OTCBB") under the symbol "SVSO". On June 29, 2007, the closing sales price of our common stock on the OTCBB was $0.30 per share. From March 22, 2006 to June 15, 2006, our common stock traded on the OTCBB under the symbol "CWTT" and prior to such earlier date traded on the OTCBB under the symbol "CWTI".

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

         Other than receipt of the cash exercise price upon exercise of the Warrants, we will receive no proceeds from the sale of the Shares sold by the Selling Stockholders.

                             ----------------------


              THE DATE OF THIS PROSPECTUS IS [____________], 2007.

                                TABLE OF CONTENTS

                                                              PAGE


Prospectus Summary..............................................3
Risk Factors....................................................6
Special Note Regarding Forward-Looking Statements..............11
Use Of Proceeds................................................12
Selling Stockholders...........................................13
Plan Of Distribution...........................................22
Legal Matters..................................................24
Experts........................................................24
Incorporation By Reference.....................................24
Where You Can Find More Information............................25

                               PROSPECTUS SUMMARY


         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE
INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS". UNLESS WE STATE OTHERWISE, THE TERMS "WE", "US", "OUR", "COMPANY", "MANAGEMENT", OR SIMILAR TERMS COLLECTIVELY REFER TO SHEERVISION, INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARY, AS WELL AS THEIR RESPECTIVE PREDECESSORS. SOME OF THE STATEMENTS IN THIS "PROSPECTUS SUMMARY" ARE FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS".

                                  OUR BUSINESS

GENERAL

         We design and sell proprietary surgical loupes and light systems to the dental, medical and veterinary markets and have quickly captured a leading position in the dental hygiene market segment. Through our exclusive arrangement with manufacturers based in Asia, we can provide top quality loupes and light systems directly to end-users at substantially lower prices than our competitors.

         Since our inception in 1999, we have rapidly established a significant base of operations characterized by steady sales growth, the deployment of a top-notch dedicated sales force, the implementation of a strategic marketing program, the initiation of an aggressive web presence through the introduction of a new online retail store expansion into new geographic markets, and continued product development activities.


SURGICAL LOUPES

         Although dental offices have used some form of magnification for decades, the need for surgical loupes and light sources in the regular practice of everyday dentistry is rapidly becoming the standard of practice for all dental professionals, including dental hygienists. The visual aspects of magnification may appear to be the primary benefit, but there are significant ergonomic issues improved by using surgical loupes. Many medical careers have been cut short due to the effects of chronic neck and back pain, a condition that can be minimized or eliminated through the proper use of surgical loupes.

         Regular magnifying glasses create a larger image but flatten the image out and do not give the user any depth of field. To solve this problem, medical professionals use special "loupes" that provide a three-dimensional image. These loupes are: 1) Galilean (compound) loupes, which range in price from $800 to $1,200; or 2) Panoramic (prism) loupes, which generally cost $1,200 to $1,800 a pair. SheerVision Galilean products range in price from $600 to $800.

LIGHT SYSTEMS

         As surgical loupes allow the area under view to become more magnified, it tends to require more light or illumination. Illumination can be added to surgical loupes in either a head mount (headband) or a direct mount on the frame of the surgical loupes. One of the key benefits of this co-axial illumination is to provide clinicians with shadow-free images. With the introduction of a superior quality portable LED light source, we are able to provide the next generation of illumination products to practitioners that currently use magnification.

OUR BACKGROUND

         SheerVision, Inc., a Delaware corporation, was incorporated as "Escalator, Inc." under the General Corporation Law of the State of Delaware on April 17, 1986. On June 3, 1986, Lone Pine Resources, Inc. was merged with us through a reverse merger whereby the shareholders of Lone Pine Resources, Inc. received an equal number of shares in Escalator, Inc. Lone Pine Resources, Inc. was incorporated under the laws of Utah on June 23, 1983.

         In the past, we conducted operations through three wholly-owned subsidiaries, Escalator Securities, Inc., Escalator Investments, Inc., and Frank Communications Corp., each a Pennsylvania corporation. Escalator Investments, Inc. was incorporated in the State of Pennsylvania on August 15, 1984 and conducted financial planning activities through approximately 1992 as a Registered Investment Advisor under the Investment Advisors Act of 1940. Since 1992, Escalator Investments, Inc. has had no operations. Escalator Securities, Inc. was incorporated in the State of Pennsylvania on August 22, 1985, and conducted business as a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and the Pennsylvania Securities Act of 1972 until 1997. On December 31, 1997, Escalator Securities, Inc. was closed by the NASD. Since this date, Escalator Securities, Inc. has had no operations. On July of 1990, we acquired Frank Communications Corp., a Pennsylvania corporation incorporated on May 30, 1989, which was in the business of financial public relations. In consideration of this acquisition, we paid $1,000. Frank

Communications Corp. has no operations. On June 30, 1997, we transferred our holdings in Escalator Securities, Inc. to Escalator Investments, Inc. pursuant to the terms of an Agreement and Plan of Spinoff. The shareholders of Escalator, Inc. received all of the outstanding stock of Escalator Investments, Inc. and Escalator Securities, Inc., which then ceased being our wholly-owned subsidiaries.

         On April 22, 1998, we changed our name to Nu Electric Corporation. On June 30, 1999, we acquired Clean Water Technologies, Inc. (hereinafter "Clean Water"), a Florida limited liability company, through an agreement and plan of merger whereby all of the outstanding and issued shares of Clean Water were exchanged for shares of Nu Electric. Pursuant to this agreement, we acquired all of the assets of the business of Clean Water. On September 21, 2000, we acquired Zorax, Inc. (hereinafter "Zorax"), a Florida corporation, through an agreement and plan of merger whereby all of the issued and outstanding shares of Zorax were exchanged for shares of Nu Electric. Pursuant to this agreement, we acquired all of the assets of Zorax. On April 4, 2005, we eliminated our Zorax subsidiary.

         On April 2, 2002, we changed our name to Clean Water Technologies, Inc.

         On March 27, 2006, we entered into a Share Exchange and Reorganization Agreement (the "Exchange Agreement") with SheerVision, Inc., a California corporation (including its predecessor, "Sheervision-CA") and Suzanne Lewsadder and Jeffrey Lewsadder, our Chief Executive Officer and President, respectively, and the beneficial holders of all of the outstanding capital stock of SheerVision-CA, which set forth the terms and conditions of the business combination of us and SheerVision-CA in which all shareholders of SheerVision-CA exchanged all of the outstanding and issued capital stock of SheerVision-CA for an aggregate of 9,525,137 shares of our common stock, representing 95% of the outstanding common stock immediately after giving effect to such transaction. As a result of this transaction, SheerVision-CA became our wholly-owned subsidiary, and the shareholders of SheerVision-CA became our controlling stockholders. On June 15, 2006, we changed our name to SheerVision, Inc. We have not been a party to any bankruptcy, receivership or similar proceeding. Since such date, except as described herein, we have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

                                  THE OFFERING


Common stock offered................................   7,236,996 shares

Common stock to be outstanding after this offering     17,236,724 shares (1)

Use of proceeds after expenses......................   For general corporate
                                                       purposes and working
                                                       capital. See "Use of
                                                       Proceeds."

OTC Bulletin Board Trading Symbol...................   SVSO

(1) Assumes the exercise in full of the Warrants, the conversion in full of the Preferred Stock, and the conversion in full of the 2005 Notes.

Unless otherwise indicated, all information contained in this prospectus gives effect to the following:

     o the 1-for-7.4 share reverse split of the outstanding common stock which became effective on March 22, 2006; and

     o the acquisition by us of all of the outstanding capital stock of SheerVision-CA effective April 13, 2006.

Unless otherwise indicated, the information contained in this prospectus does not give effect to the following:

     o the issuance of shares of our common stock upon exercise of the Warrants;

     o the issuance of our shares of common stock upon conversion of the Preferred Stock; and

     o    the  issuance of shares of common  stock upon  conversion  of the 2005
          Notes.

                          -----------------------------


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS MAY HAVE CHANGED SINCE THAT DATE.

                                  RISK FACTORS


         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE BUYING SHARES OF OUR COMMON STOCK. OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS MAY BE MATERIALLY AND ADVERSELY AFFECTED DUE TO ANY OF THE FOLLOWING RISKS. THE TRADING OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS. YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT IN OUR COMMON STOCK. SOME OF THE STATEMENTS IN "RISK FACTORS" ARE FORWARD LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS".

RISKS RELATED TO OUR BUSINESS

         AS WE HAVE A LIMITED OPERATING HISTORY, INVESTORS MAY NOT HAVE A SUFFICIENT HISTORY ON WHICH TO BASE AN INVESTMENT DECISION.


         Although we were incorporated in April 1986, our recently acquired operating subsidiary SheerVision-CA commenced operations in 1999. Accordingly, we may be deemed to have a limited operating history. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets such as the medial optical industry. Such risks include the following:

     o    competition;

     o    need for acceptance of products;

     o ability to anticipate and adapt to a competitive market and rapid technological developments;

     o amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and

     o    dependence upon key personnel.

         We cannot be certain our strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected. Information regarding all of our past operations can be found in our reports and registration statements that have been previously filed with the Securities and Exchange Commission.


         OUR ABILITY TO CONTINUE AS A GOING CONCERN MAY BE DEPENDENT ON RAISING ADDITIONAL CAPITAL, WHICH WE MAY NOT BE ABLE TO DO ON FAVORABLE TERMS, OR AT ALL.

         We believe that our existing cash and cash equivalents will be sufficient to support our current operations through September 30, 2007. We will have to raise additional capital to support our current operations and fund our sales and marketing and research and development programs. We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us or at all. If we are unsuccessful in raising additional funding, our business may not continue as a going concern. Even if we do find additional funding sources, we may be required to issue securities with greater rights than those currently possessed by holders of our common stock. We may also be required to take other actions that may lessen the value of our common stock or dilute our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional equity securities. If we experience difficulties raising money in the future, our business and liquidity will be materially adversely affected.

           WE DO HAVE A LIMITED HISTORY OF PROFITABILITY AND, CONSEQUENTLY, CANNOT PREDICT WHETHER WE WILL BECOME PROFITABLE.

         Although SheerVision-CA commenced operations in 1999, it has recorded profits inconsistently to date as it has endeavored to expand its business, product line, and operations. SheerVision-CA net income (losses) for the years ended August 31, 2006 and 2005 and for the six months ended February 28, 2007 and 2006, were $(2,349,374), $21,006, $(723,306) and $(730,267), respectively.
Moreover, we will need to increase significantly our operating expenses to implement our business plan. As a result of the foregoing factors, we could incur significant losses on a quarterly and annual basis for the foreseeable future. Our ability to generate revenue and profits in the long term will depend primarily upon the successful implementation of our business plan. We can provide no assurance that we will be successful in implementing our business plan or that we will generate sufficient revenue to achieve profitability.

         OUR FINANCIAL RESULTS MAY FLUCTUATE FROM PERIOD TO PERIOD AS A RESULT OF SEVERAL FACTORS WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. As a result of our limited operating history, we believe that period to period comparisons of our operating results may not be a good indication of our future performance. It is possible that our future operating results may be below the expectations of investors or market analysts. If this occurs, our stock price may go down. Factors that will impact our financial results include:

     o the amount and timing of capital expenditures and other costs relating to the implementation of our business plan, including acquisitions of, and investments in, competing or complementary companies or technologies;

     o    the introduction of new products by our competitors;

     o pricing changes in the surgical loupe and light systems manufacturing or assembly industries;

     o    technical difficulties with respect to the use of our products;

     o    regulatory changes; and

     o general economic conditions and economic conditions specific to our industry.

         As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition, and results of operations.


         WE HAVE NO MANUFACTURING FACILITIES AND ARE DEPENDENT UPON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS.

         We have no manufacturing facilities or expertise and have entered into manufacturing arrangements with third parties to manufacture our products. Accordingly, our ability to commercialize our products is dependent, in part, on our relationships with our third party contract manufacturers and the ability of our manufacturers to manufacture our products on a timely basis in accordance with our specifications. While we believe that there are numerous other third party manufacturers capable of manufacturing our products, should we not be able to continue to obtain contract manufacturing on commercially reasonable terms, or obtain our products rapidly when needed, we may experience difficulty commercializing our products. Any of such events may materially, adversely affect our business, prospects, financial condition, and results of operations.

         WE ARE DEPENDENT ON KEY MEMBERS OF MANAGEMENT.

         Our performance is substantially dependent on our key executive officers, Suzanne Lewsadder, Jeffrey Lewsadder, our Chief Executive Officer, and President, respectively, for sales and marketing, research and development, manufacturing, and intellectual property protection and licensing. Although these officers are our major stockholders, there can be no assurance these officers will continue to serve as our officers or directors. The inability to retain and continue to attract and retain qualified management and staff could significantly delay and may prevent the achievement of our research, development and business objectives, and could have a material adverse effect on our business, prospects, financial conditions, and results of operations.

         THE INDUSTRY IN WHICH WE OPERATE IS HIGHLY COMPETITIVE.

         Numerous well-known companies, which have substantially greater capital, research and development capabilities and experience than we have, are presently engaged in the surgical loupe market. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. Further future technological developments may render some or all of our current or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our products necessary to compete successfully with newly emerging technologies. If we are unable to successfully compete in our chosen markets, our business prospects, financial condition, and results of operations would be materially adversely affected.

         AS THE OWNERSHIP OF OUR VOTING SECURITIES IS CONCENTRATED IN OUR FOUNDERS, EXECUTIVE OFFICERS, AND DIRECTORS, SUCH INDIVIDUALS CONTROL US.

         Immediately upon the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, Suzanne Lewsadder and Jeffrey Lewsadder, our Chief Executive Officer and President, respectively, will beneficially own approximately 75% of the outstanding common stock. Assuming the exercise on full of the Warrants, the conversion in full of the Preferred Stock, Suzanne Lewsadder and Jeffrey Lewsadder beneficially would own approximately 55.4% of the outstanding common stock. Accordingly, these individuals will be able to elect our directors and control the outcome of virtually all important stockholder decisions and may make such decisions in their own interest, which may not be in the best interests of other stockholders.

         WE MAY, IN THE ORDINARY COURSE OF BUSINESS, BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND WE COULD SUFFER SIGNIFICANT LITIGATION COSTS, LICENSING EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS.

         Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing upon the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. If we do infringe upon the intellectual property rights of others, we could be forced to either seek a license to those intellectual property rights or to alter our products so that they no longer infringe. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing upon the rights of others may be costly or impractical. Litigation or other proceedings could require us to spend significant time and money and could otherwise adversely affect our business.

         On January 10, 2007, a complaint was filed in the United States District Court Central District of California by Martin Hogan Pty, Ltd. which is currently against us, and our Chief Executive Officer. Plaintiff, a former supplier of frames of ours, alleges copyright and trade dress infringement in its frames and is seeking damages as well as permanent injunctive relief. On June 19, 2007, the Court issued an order which, among other things, denied plaintiff's motion for a preliminary injunction, dismissed the plaintiff's state law claims and denied our motion to stay the proceedings. We intend to continue vigorously defending ourselves in this action and based on our understanding of the relevant facts and circumstances and the denial of the plaintiff's preliminary injunction, we believe that we have meritorious defenses.

         In addition, on June 26, 2007, General Scientific Corporation initiated a "Section 337" complaint against us with the International Trade Commission ("ITC") alleging the unlawful importation and sale in the United States of certain magnifying loupe products which allegedly infringe certain of the complainant's patents. The complainant seeks a permanent exclusion order prohibiting entry into the United States of the purportedly infringing products together with a cease and desist order prohibiting us from selling the purportedly infringing products in the United States. Based on the allegations in the complaint and our understanding of relevant facts and circumstances, we view the claims as completely frivolous and without merit and we intend to vigorously defend this action if the ITC chooses to act upon complainant's baseless claims.

         OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD HAVE AN ADVERSE AFFECT ON US.

         We rely on trademark, patent and trade secrets to protect our intellectual property. We cannot be sure that these intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented, or challenged. Our failure to protect our proprietary information, and any successful intellectual property challenges or infringement proceedings against us could have a material adverse effect on our business, prospects, financial condition and results of operations.

         OUR FAILURE TO MAINTAIN AND DEVELOP OUR BRAND NAMES COULD ADVERSELY AFFECT OUR REVENUES.

         We believe that maintaining and developing our brand names, including the name "Sheervision", are critical to the Registrant's success. The importance of our name recognition may increase as our products gain market acceptance and as we enter additional markets. We are incurring substantial expenditures to create and maintain brand name recognition and loyalty. If our brand building strategy is unsuccessful, we may be unable to increase our future revenues or expand our products and services. Such events would have a material adverse effect on our business, prospects, financial condition and results of operations.

         ANY  INABILITY  BY US TO RESPOND TO  CHANGES IN  CONSUMER  DEMANDS IN A
         TIMELY  MANNER  COULD   MATERIALLY   ADVERSELY   AFFECT  OUR  BUSINESS,
         PROSPECTS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS.


         Our success depends on its ability to identify, originate and define product trends in our markets, as well as to anticipate, gauge and react to changing consumer demands in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to periodic change. We may not be able to meet changing consumer demands in the future. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities for other products. Either of such events could have a material adverse effect on our business, prospects, financial condition, and results of operations.


RISKS RELATED TO THIS OFFERING

         IN RECENT YEARS, THE STOCK MARKET IN GENERAL HAS EXPERIENCED EXTREME PRICE AND VOLUME FLUCTUATIONS. THIS VOLATILITY HAS HAD A SIGNIFICANT EFFECT ON THE MARKET PRICE OF SECURITIES ISSUED BY MANY COMPANIES FOR REASONS OFTEN UNRELATED TO THEIR OPERATING PERFORMANCE. THESE BROAD MARKET FLUCTUATIONS MAY ADVERSELY AFFECT OUR STOCK PRICE, REGARDLESS OF OUR OPERATING RESULTS. AS THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, AND THIS MAY MAKE IT DIFFICULT FOR YOU TO RESELL YOUR SHARES OF COMMON STOCK WHEN YOU WANT OR AT PRICES YOU FIND ATTRACTIVE.


         The price of the common stock is quoted on the OTCBB and constantly changes. We expect that the market price of the common stock will continue to fluctuate. These fluctuations may result from a variety of factors, many of which are beyond our control. These factors include:

     o    quarterly variations in our operating results;

     o operating results that vary from the expectations of management, securities analysts and investors;

     o changes in expectations as to our business, prospects, financial condition, and results of operations;

     o announcements by us, our partners or our competitors of material developments;

     o the operating and securities price performance of other companies that investors believe are comparable to us;

     o    future sales of our equity or equity-related securities;

     o    changes in general conditions in our industry and in the economy,  the
          financial   markets  and  the  domestic  or  international   political
          situation;

     o    fluctuations in oil and gas prices;

     o    departures of key personnel; and

     o    regulatory considerations.


As a result of these fluctuations, you may experience difficulty selling shares of our common stock when desired or at acceptable prices.


         FUTURE SALES OF COMMON STOCK OR THE ISSUANCE OF SECURITIES SENIOR TO THE COMMON STOCK OR CONVERTIBLE INTO, OR EXCHANGEABLE OR EXERCISABLE FOR, COMMON STOCK COULD ADVERSELY AFFECT THE TRADING PRICE OF THE COMMON STOCK, AND OUR ABILITY TO RAISE FUNDS IN NEW EQUITY OFFERINGS.


         Future sales of substantial amounts of our common stock or other equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or other equity-related securities. We can make no prediction as to the effect, if any, that future sales of shares of common stock or equity-related securities, or the availability of shares of common stock for future sale, will have on the trading price of our common stock.


         THE MARKET FOR THE COMMON STOCK MAY SUFFER IN THE EVENT OF DELISTING FROM OTCBB OR IF OUR COMMON STOCK IS "PENNY STOCK".

         If our common stock were delisted from the OTCBB or no exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934, as amended, were available, our common stock could be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors. Accredited investors are generally those investors with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase, and must have received the purchaser's written consent to the transaction prior to sale. As a result, delisting, if it were to occur, could materially adversely affect the ability of broker-dealers to sell our common stock and the ability of purchasers to sell their shares in the secondary market.

         FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

         The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Immediately after the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, we will have outstanding 12,694,836 shares of common stock. Of these shares, 3,169,699 shares, including 2,668,108 shares being offered in this offering, will be freely tradeable. Giving effect to the exercise in full of the Warrants, conversion in full of the Preferred Stock, and conversion in full of the 2005 Notes, immediately after the commencement of this offering, we would have outstanding 17,184,352 shares of common stock. Of these shares, 7,659,215 shares, including 7,157,624 shares being offered in this offering, will be freely tradeable. This leaves 9,525,137 shares eligible for sale in the public market, all of which are beneficially owned by Suzanne Lewsadder and Jeffrey Lewsadder, our Chief Executive Officer and President, respectively. Giving effect to the exercise in full of the Warrants, conversion in full of the Preferred Stock, and conversion in full of the 2005 Notes, the number of shares of common stock and the dates when these shares will become freely tradeable in the market, subject to the lock-up agreements, is as follows:

           NUMBER OF SHARES  DATE
           ----------------  ----

           7,659,215         On the date of this prospectus

           0                 Within six months of the date of this prospectus

           9,525,137         Between six and twelve months from the date of this
                             prospectus

Some of our stockholders, holding approximately 977,279 shares of common stock, have the right, subject to a number of conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the market price of the common stock to fall. In addition, any demand to include these shares in our registration statements could have a material adverse effect on our ability to raise needed capital. See "Plan of Distribution".

         WE DO NOT EXPECT TO PAY CASH DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.


         We have not declared or paid any cash dividends on our common stock and do not expect to pay cash dividends in the foreseeable future. As a result, investors may have to sell their shares of our common stock to realize their investment. We currently intend to retain all future earnings for use in the operation of our business and to fund future growth. In addition, the terms of our Preferred Stock limit our ability to pay dividends. If this prohibition were to be waived, our ability to pay future cash dividends on our common stock would depend upon our results of operations, financial condition, cash requirements, the availability of a surplus and other factors.


         WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE PRICE OF OUR COMMON STOCK.

         Some provisions of our certificate of incorporation, as amended, our by-laws, and laws of the State of Delaware could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law ("SECTION 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or an associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and the shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporations outstanding voting stock at an annual or special meeting, excluding the shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.


         A  corporation  may, at its  option,  exclude  itself from  coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such certificate of incorporation amendment or bylaw shall not become effective until 12 months after the date it is adopted. We have not adopted such an amendment to our second amended and restated certificate of incorporation or by-laws.

         In addition, our second amended and restated certificate of incorporation, as amended, authorizes our board of directors to issue up to 10,000,000 shares of preferred stock, which may be issued in one or more series, the terms of which may be determined at the time of issuance by the board, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. Following the conversion of our convertible preferred stock, no shares of preferred stock shall be outstanding, and we have no present plans for the issuance of any preferred stock other than the outstanding Preferred Stock. However, the issuance of any such preferred stock could materially adversely affect the rights of holders of shares of our common stock and, therefore, could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party. The ability of our board of directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition or a change in control of us thereby preserving control of by the current controlling stockholders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These statements include, but are not limited to:

     o    statements as to the anticipated timing of business developments;

     o    statements as to the development of new products;

     o expectations as to the adequacy of our cash balances and the proceeds of this offering to support our operations for specified periods of time and as to the nature and level of cash expenditures;

     o expectations as to the market opportunities for our products, as well as our ability to take advantage of those opportunities; and

     o    estimates of how we intend to use the net proceeds of this offering.


These statements may be found in the sections of this prospectus entitled "Prospectus Summary", "Risk Factors", and "Use of Proceeds", as well as in this prospectus generally. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

         In addition, statements that use the terms "can", "continue", "could", "may", "potential", "predicts", "should", "will", "believe", "expect", "plan", "intend", "estimate", "anticipate", and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

                                 USE OF PROCEEDS


         We estimate that we will receive $789,000 in proceeds assuming the exercise in full of the Warrants. We intend to use the net proceeds of such exercises for general corporate purposes and working capital purposes. We will receive no proceeds from the resale of the Shares by the selling stockholders.

                              SELLING STOCKHOLDERS


         The selling stockholders are offering shares of our common stock, of which 2,668,108 shares are held directly, 1,012,736 shares are issuable upon the exercise of Warrants issued in private offerings exempt from the registration requirements of the Securities Act (including 442,295 shares issuable upon the exercise of Warrants granted to NESEC as compensation in connection with such private offerings), 476,257 shares are issuable upon the exercise of Warrants granted in payment to a consultant, 3,000,523 shares issuable upon the conversion of the Preferred Stock, and 99,220 shares issuable upon the conversion of the 2005 Notes.


         We have granted the purchasers in the private placement certain demand and piggy-back registration rights under the Securities Act of 1933, as amended, at our expense with respect to the offering of shares of common stock acquired upon exercise of the Warrants, upon conversion of the Preferred Stock, and upon conversion of the 2005 Notes.

         The following table details the name of each selling stockholder, the number of shares of our common stock owned by each selling stockholder and the number of shares of our common stock that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering. Pursuant to Rule 416 under the Securities Act of 1933, the Registration Statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.


         The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 12,694,836 shares of our common stock outstanding as of June 30, 2007 and assumes that, except for the shares issuable to a selling stockholder in question, no Warrants are exercised, no shares of Preferred Stock are converted into shares of our common stock, and no 2005 Notes are converted.

                                                                 SHARES OF COMMON STOCK                       PERCENTAGE OF
                                                                 ----------------------                       COMMON STOCK
                                                                                             OWNED AFTER       OWNED AFTER
                                               OWNED PRIOR TO                                  OFFERING         OFFERING
         NAME AND ADDRESS                      THIS OFFERING         NUMBER OFFERED            COMPLETE         COMPLETE
         ----------------                      -------------         --------------            --------         --------
Tomer Ben-Moshe
52 Kosovski
Aptartment 2
Tel Aviv, 62917 Israel                               62,084              62,084(3)                  0             *

Richard L. Zorn (1)(2)                              127,084             127,084(3)(30)              0             *

Frances H. Zorn(1)(2)                                62,084              62,084(3)                  0             *

Zorn Foundation, Inc.(1)(2)                          31,041              31,041(4)                  0

LRZ Family Ltd. Partnership(1)(2)                   161,314             161,314                     0             *

The Sunderland Family Trust(5)
3728 Regal Vista Drive
Sherman Oaks, California 91403                       62,084              62,084(3)                  0             *

Bear Stearns Sec Corp FBO Ronald
B. Sunderland IRA(5)
3728 Regal Vista Drive, Sherman
Oaks, California 91403                               62,084              62,084(3)                  0             *

William Lippe and Micki Lippe
1129 21st. Avenue E.
Seattle, Washington 98112-3512                      124,166             124,166(6)                  0             *

Richard A. Lippe
9 Nome Drive
Woodbury New York
11979-3404                                          248,334             248,334(7)                  0             *

Miriam W. Salmanson
70 Walnut Lane
Manhasset, New York   11030                         113,202             113,202(8)                  0             *

David E. Schwartz and Flori B.
Schwartz
12 Northstone Road
Swampscott, Massachusetts
01907-1612                                          124,166             124,166(9)                  0             *

GCE Property Holdings, Inc.
c/o Bryan Cave LLP
1290 Avenue of the Americas New
York, New York 10104                                496,666             496,666(10)                 0             *

BRS Energy Investments,    LLC
653 Floyd St.
Englewood Cliffs, New Jersey
07632                                                62,084              62,084(3)                  0             *

Civic Capital Fund I, LLC
Civic Capital Group
One Intl. Place, Suite 2401
Boston, Massachusetts 02110                         124,166             124,166(9)                  0             *

                                                                 SHARES OF COMMON STOCK                       PERCENTAGE OF
                                                                 ----------------------                       COMMON STOCK
                                                                                             OWNED AFTER       OWNED AFTER
                                               OWNED PRIOR TO                                  OFFERING         OFFERING
         NAME AND ADDRESS                      THIS OFFERING         NUMBER OFFERED            COMPLETE         COMPLETE
         ----------------                      -------------         --------------            --------         --------
Sensus, LLC
c/o Carlin Equities
1207 Avenue of the Americas
12th Floor
New York, New York 10020                            210,932             210,932(11)                 0             *

Nina D. Van Dyke
100 United Nations Plaza, #7D
New York, New York 10017                             31,041              31,041(4)                  0             *

Orrie Lee Tawes(12)
125 David's Hill Road
Bedford Hills, New York 10507                       178,497             178,497(13)                 0             *

Marsha Russell(12)
125 David's Hill Road
Bedford Hills, New York 10507                        62,084              62,084(3)                  0             *

Bear Stearns Sec Corp FBO
Mary A. Susnjara IRA
30 Sutton Place
Apt. 5B
New York, New York 10022                             62,084              62,084(3)                  0             *

Russell L.Biddle and Sharon E.
Biddle
900 Charles St.
Grover Beach, California 93433                       31,041              31,041(4)                  0             *

Dr. Roy Nelson and Anne
Nelson
56 Drake Lane
Manhasset, New York 11030                            62,084              62,084(3)                  0             *

Richard and Sheila Korchien
Trust
415 West 23rd Street
Apt. 9-B
New York, New York 10011                             62,084              62,084(3)                  0             *

Barry H. Garfinkel
211 Central Park West
New York, New York 10024                            322,634             322,634(14)                 0             *

Patricia A. Mazzola
240 E. 47th St.
Apt 15C
New York, New York 10017                             31,041              31,041(4)                  0             *

Patricia Hall(15)
200 East 72nd Street, #2D
New York, New York 10021                            538,341             538,341(3)                  0             *

Christina Hall(15)
c/o Pat Hall
200 East 72nd Street, #2D
New York, New York 10021                             62,084              62,084(3)                  0             *

Lorraine DiPaolo
47 Plaza St West Apt. 16C
Brooklyn, New York 11217                            555,057             555,057(16)                 0             *

Andrew Swartz
110 West 69th Street, 5B
New York, New York 10023                             31,041              31,041(4)                  0             *

                                                                 SHARES OF COMMON STOCK                       PERCENTAGE OF
                                                                 ----------------------                       COMMON STOCK
                                                                                             OWNED AFTER       OWNED AFTER
                                               OWNED PRIOR TO                                  OFFERING         OFFERING
         NAME AND ADDRESS                      THIS OFFERING         NUMBER OFFERED            COMPLETE         COMPLETE
         ----------------                      -------------         --------------            --------         --------
Barbara J. Hill
36 Ledgewood Road
Weston, Massachusetts
02493-1424                                           31,041              31,041(4)                  0             *

Marc Stern
43 Cambridge Drive
Berkeley Heights, New York 07922                     62,084              62,084(3)                  0             *

Coventry Manufacturing Company
Inc., Retirement Trust
and Profit Sharing Plan
P.O. Box 1160
Mt. Vernon, New York 10550                           62,084              62,084(3)                  0             *

Robert J. Casale
910 Park Avenue, Apt. 12N
New York, New York 10021                             62,084              62,084(3)                  0             *

Douglas M. Kerr and Joan Walter
Trust with Right of Survivorship
60 State Street
Saratoga Springs, New York
12866                                                62,084              62,084(3)                  0             *

Elaine Dine IRA
819 San Ysidro Lane
Santa Barbara, California 93108                      62,084              62,084(3)                  0             *

Fredric Laffie and Bonnie S.
Laffie
2095 Ligion Street
Bellmore, New York 11710                             62,084              62,084(3)                  0             *

Richard R. Davis
630 Fifth Avenue
39th Floor
New York, New York 10111                             62,084              62,084(3)                  0             *

Ira Gronowitz DDS PC 401K
8502 Bay Parkway
Brooklyn, New York 11214                             31,041              31,041(4)                  0             *

Mitchell Kessler Revocable Trust
15927 Laurel Creek Drive Delray
Beach, Florida 33446                                161,314             161,314(17)                 0             *

James E. McMahan
340 W 55th Street, Apt 6B
New York, New York 10019                             62,084              62,084(3)                  0             *

Suzanne M. Halasz
272 W. 107th St., #17C
New York, NY   10025                                 31,041              31,041(4)                  0             *

Jack Willis and Mary Willis
Production Profit Sharing Plan
172 W. 79th Street, #14C
New York, New York 10024                             62,084              62,084(3)                  0             *

Malcolm B. O'Malley
112 Grant Street
Newark, New York 14513                               31,041              31,041(4)                  0             *

Edmund T. Karam and Barbara
Karam
20 Hyde Circle
Watchung, New Jersey 07069                          130,273             130,273(18)                 0             *

                                                                 SHARES OF COMMON STOCK                       PERCENTAGE OF
                                                                 ----------------------                       COMMON STOCK
                                                                                             OWNED AFTER       OWNED AFTER
                                              OWNED PRIOR TO                                  OFFERING         OFFERING
        NAME AND ADDRESS                      THIS OFFERING         NUMBER OFFERED            COMPLETE         COMPLETE
        ----------------                      -------------         --------------            --------         --------
Anne B. O'Malley
345 East 57th Street
New York, New York 10021                             31,041              31,041(4)                  0             *

Richard P. Blasucci and
Elizabeth J. Blasucci
784 Ocampo Drive
Pacific Palisades, California
90272                                                62,084              62,084(3)                  0             *

Maurice Marciano Trust
114 South Beverly Drive #600
Beverly Hills, California 90212                     248,334             248,334(7)                  0             *

Eric Frankel
273 N. Layton Drive
Los Angeles, California 90049                       124,166             124,166(19)                 0             *

David Frankel and Gloria
Frankel
339 N. Palm Dr. Suite 501
Beverly Hills Califonria 90210                       31,041              31,041(4)                  0             *

Bear Stearns Sec Corp FBO
Bernard Korman IRA
215 East 68th Street, Apt. 6-S
New York, New York 10021                             31,041              31,041(4)                  0             *

Judith Parnes
1100 Madison Avenue, Apt 4G
New York, New York 10028                             31,041              31,041(4)                  0             *

Jeremy Harding
c/o Arty Erk, Wolodinguer Erk
& Chanzis 22 W 21st St, NY,
NY 10010                                            124,166             124,166(19)                 0             *

Alan M. Berman and Laurie
Berman
c/o LeBoeuf Lamb
125 West 55th Street
New York, New York 10019                             62,084              62,084(3)                  0             *

The Churchill Fund QP, LP(20)
c/o Castlerock Investments
101 Park Avenue, 23rd Floor
New York, New York 10178                            196,073             196,073(21)                 0             *

The Churchill Fund, LP(20)
c/o Castlerock Investments
101 Park Avenue, 23rd Floor
New York, New York 10178                            188,643             188,643(22)                 0             *

Cecilia Brancato(20)
c/o Castlerock Investments
101 Park Avenue, 23rd Floor
New York, New York 10178                            124,166             124,166(19)                 0             *

Eugenia Bokios
c/o Northeast Securities, Inc.
100 Wall Street, 8th Floor
New York, New York 10005                             41,041              41,041(4)(32)              0             *

                                                                 SHARES OF COMMON STOCK                       PERCENTAGE OF
                                                                 ----------------------                       COMMON STOCK
                                                                                             OWNED AFTER       OWNED AFTER
                                               OWNED PRIOR TO                                  OFFERING         OFFERING
         NAME AND ADDRESS                      THIS OFFERING         NUMBER OFFERED            COMPLETE         COMPLETE
         ----------------                      -------------         --------------            --------         --------
Kevin Tawes
6250 E. Old Paint Trail
Cave Creek, Arizona 85331                            99,232              99,232(23)                 0             *

Marie Carlino
#2 Bridle Way
Pawling, New York 12564-2219                         99,232              99,232(23)                 0             *

Southridge Drive Associates
378 Southridge Drive
Oak Park, California 91377                           99,232              99,232(23)                 0             *

Peter S. Rawlings
1610 Old Gulph Road
Villanova, Pennsylvania 19085                        76,677              76,677(24)                 0             *

George Davis
160 Henry Street, Apt 5B
Brooklyn, New York                                   25,559              25,559(25)                 0             *

Steven Eisenberg
670 West End Avenue, Apt. 3B
New York, New York                                   25,559              25,559(25)                 0             *

Lori M. Price
c/o David Chiang
Northeast Securities
100 Wall Street
New York, New York 10005                             51,118              51,118(26)                 0             *

Sanford B. Prater
Ridgecrest Partners
220 E. 42nd Street
29th Floor
New York, New York 10017                             92,013              92,013(27)                 0             *

Charles Richardson
Ridgecrest Partners
220 E. 42nd Street
29th Floor
New York, New York 10017                             10,224              10,224(28)                 0             *

Robert E. Akeson
109 Milburn Street
Rockville, New York 11570                            25,559              25,559(25)                 0             *

Robert Hludzinski
285 Miller Place Road
Miller Place, New York 11764                         25,559              25,559(25)                 0             *

Northeast Securities, Inc.
100 Wall Street
New York, New York 10005                             30,000              30,000(29)                 0             *

Jon Salmanson
11 Erli Street
Wayne, New Jersey 07470                              15,000              15,000(31)                 0             *

Boaz Rahav
653 Floyd Street
Engelwood Cliffs, New Jersey
07632                                                15,000              15,000(31)                 0             *

Leslie McCall
1050 Park Avenue
Apartment 3D
New York, New York 10028                             35,000              35,000(33)                 0             *

                                                                 SHARES OF COMMON STOCK                       PERCENTAGE OF
                                                                 ----------------------                       COMMON STOCK
                                                                                             OWNED AFTER       OWNED AFTER
                                               OWNED PRIOR TO                                  OFFERING         OFFERING
         NAME AND ADDRESS                      THIS OFFERING         NUMBER OFFERED            COMPLETE         COMPLETE
         ----------------                      -------------         --------------            --------         --------
David Tsiang
59 Bradford Street
Glen Rock, New Jersey 07452                          70,000              70,000(34)                 0             *

Andrew Russell
528 East 83rd Street
Apartment 1E
New York, New York 10028                             30,000              30,000(35)                 0             *

Kyra J. Feldman
143 West Patent Road
Bedford Hills, New York 10507                        12,000              12,000(36)                 0             *

Stephen J. Perrone
55 Brixton Street
Garden City, New York 11530                          10,000              10,000(37)                 0             *

William P. Behrens
44 Grammercy Park North
Apartment 13C
New York, New York 10010                             10,000              10,000(37)                 0             *

Robert A. Bonelli
15 Waldon Road
Califon, New Jersey 07830                            10,000              10,000(37)                 0             *


     (1) The address of the referenced individual is c/o Northeast Securities, Inc., 100 Wall Street, 8th Floor, New York, New York 10005.

     (2) The referenced entities are related. Each of these entities disclaims the beneficial ownership of the other.

     (3) Represents 41,667 shares of common stock issuable upon the conversion of Preferred Stock, 3,750 shares of common stock issuable upon the exercise of Warrants, and 16,667 shares of common stock.

     (4) Represents 20,833 shares of common stock issuable upon the conversion of Preferred Stock, 1,875 shares of common stock issuable upon the exercise of Warrants, and 8,333 shares of common stock.

     (5) The referenced entities are related. Each of these entities disclaims the beneficial ownership of the other.

     (6) Represents 83,333 shares of common stock issuable upon the conversion of Preferred Stock, 7,500 shares of common stock issuable upon the exercise of Warrants, and 33,333 shares of common stock.

     (7) Represents 166,667 shares of common stock issuable upon the conversion of Preferred Stock, 15,000 shares of common stock issuable upon the exercise of Warrants, and 66,667 shares of common stock.

     (8) Represents 41,667 shares of common stock issuable upon the conversion of Preferred Stock, 15,180 shares of common stock issuable upon the exercise of Warrants, and 56,355 shares of common stock.

     (9) Represents 83,333 shares of common stock issuable upon the conversion of Preferred Stock, 7,500 shares of common stock issuable upon the exercise of Warrants, and 33,333 shares of common stock.

     (10) Represents 333,333 shares of common stock issuable upon the conversion of Preferred Stock, 30,000 shares of common stock issuable upon the exercise of Warrants, and 133,333 shares of common stock.

     (11) Represents 90,104 shares of common stock issuable upon the conversion of Preferred Stock, 40,434 shares of common stock issuable upon the exercise of Warrants, and 95,574 shares of common stock.


     (12) Each of these entities disclaims the beneficial ownership of the other.


     (13) Represents 41,667 shares of common stock issuable upon the conversion of Preferred Stock, 15,180 shares of common stock issuable upon the exercise of Warrants, 56,335 shares of common stock, as well as 55,128 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2005Private Placement and 10,167 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2006 Private Placement.

     (14) Represents 147,917 shares of common stock issuable upon the conversion of Preferred Stock, 36,173 shares of common stock issuable upon the exercise of Warrants, and 138,544 shares of common stock.

     (15) Patricia Hall is the sole stockholder of Hallmark Capital Corporation, a business and consultant to us. Each of these individuals disclaims the beneficial ownership of the other.

     (16) Represents 191,667 shares of common stock issuable upon the conversion of Preferred Stock, 62,971 shares of common stock issuable upon the exercise of Warrants, and 158,752 shares of common stock , as well as 45,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2005 Private Placement and 20,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2006 Private Placement.

     (17) Represents 73,958 shares of common stock issuable upon the conversion of Preferred Stock, 18,086 shares of common stock issuable upon the exercise of Warrants, and 87,356 shares of common stock.

     (18) Represents 53,125 shares of common stock issuable upon the conversion of Preferred Stock, 16,211 shares of common stock issuable upon the exercise of Warrants, and 60,937 shares of common stock.

     (19) Represents 83,333 shares of common stock issuable upon the conversion of Preferred Stock, 7,500 shares of common stock issuable upon the exercise of Warrants, and 33,333 shares of common stock.

     (20) The referenced entities are related. Each of these entities disclaims the beneficial ownership of the other.

     (21) Represents 93,854 shares of common stock issuable upon the conversion of Preferred Stock, 21,020 shares of common stock issuable upon the exercise of Warrants, and 81,199 shares of common stock.

     (22) Represents 95,729 shares of common stock issuable upon the conversion of Preferred Stock, 18,903 shares of common stock issuable upon the exercise of Warrants, and 74,011 shares of common stock.

     (23) Represents 32,292 shares of common stock issuable upon the conversion of Preferred Stock, 14,336 shares of common stock issuable upon the exercise of Warrants, and 52,604 shares of common stock.

     (24) Represents 17,145 shares of common stock issuable upon the exercise of Warrants, and 59,532 shares of common stock.

     (25) Represents 5,715 shares of common stock issuable upon the exercise of Warrants, and 19,844 shares of common stock.

     (26) Represents 11,430 shares of common stock issuable upon the exercise of Warrants, and 39,688 shares of common stock.

     (27) Represents 20,574 shares of common stock issuable upon the exercise of Warrants, and 71,439 shares of common stock.

     (28) Represents 2,286 shares of common stock issuable upon the exercise of Warrants, and 7,938 shares of common stock.

     (29) Represents 442,295 shares of common stock issuable upon the exercise of Warrants. The referenced entity served as placement agent in connection with the private offerings of our securities which closed during September 2005 and May 2006.

     (30) Includes 45,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2005 Private Placement and 20,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2006 Private Placement.

     (31) Represents 15,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2006 Private Placement.

     (32) Represents 10,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2006 Private Placement.

     (33) Represents 30,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2005 Private Placement and 5,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2006 Private Placement.

     (34) Represents 45,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2005 Private Placement and 25,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2006 Private Placement.

     (35) Represents 18,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2005 Private Placement and 12,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2006 Private Placement.

     (36) Represents 12,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2006 Private Placement.

     (37) Represents 10,000 shares of common stock issuable upon the exercise of Warrants originally issued to NESEC in connection with the 2006 Private Placement.

                              PLAN OF DISTRIBUTION


OFFER AND SALE OF SHARES


         A selling stockholder, including in such definition in this section, a pledgee, donee, transferee, or other successor-in-interest who receives shares offered by the prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer, may offer and sell shares in the following manner:


     o on the OTCBB or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

     o    at fixed prices, which may be changed; or

     o    in privately-negotiated transactions.


         A selling stockholder or a pledgee, donee, transferee or other successor-in-interest who receives shares offered by this prospectus from a selling stockholder, may sell the shares in one or more of the following types of transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices:

     o a block trade in which a broker-dealer engaged to sell shares may sell all of such shares in one or more blocks as agent;

     o a broker-dealer may purchase as principal and resell shares for its own account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of the OTCBB or a quotation system;

     o    upon the exercise of options written relating to the shares;

     o ordinary brokerage transactions or transactions in which the broker solicits purchasers;

     o    a privately-negotiated transaction; and

     o any combination of the foregoing or any other available means allowable under law.

         From time to time, a selling stockholder may transfer, pledge, donate or assign its shares to lenders or others and each of those persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares beneficially owned by a selling stockholder may decrease as, when and if he takes such actions. The plan of distribution for the selling stockholder's shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledges, donees or other successors will be a selling stockholder under this prospectus.

         A selling stockholder may enter into hedging, derivative or short sale transactions with broker-dealers in connection with sales or distributions of the shares being offered by this prospectus or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. A selling stockholder also may sell shares short and redeliver the shares to close out short positions and engage in derivative or hedging transactions. A selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. A selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares or upon a default the broker-dealer may sell the pledged shares under this prospectus.


SELLING THROUGH BROKER-DEALERS

         A selling stockholder may select broker-dealers to sell its shares. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. Broker-dealers so engaged may arrange for other broker-dealers, commissions or discounts or concessions in amounts to be negotiated immediately before any sale. In connection with such sales, these broker-dealers, any other participating broker-dealers, and a selling stockholder and certain pledges, donees, transferees and other successors-in-interest, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended, in connection with the sale of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because a selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.


         Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act or other exemption from
registration   may  be  sold  under  Rule  144  or  such  other  exemption  from registration rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sales of the shares covered by this prospectus.

         Under current applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the associated rules and regulations under such act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares being offered pursuant to this prospectus.

         The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell any or all of the shares.

         We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus. The selling stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                  LEGAL MATTERS


         Certain legal matters in connection with this offering have been passed upon for us by Reitler Brown & Rosenblatt LLC, New York, New York.


                                     EXPERTS


         The  financial  statements  of  SheerVision,   Inc.  included  in  this
registration statement for the years ended August 31, 2006 and 2005 have been audited by Miller Ellin & Company LLP, independent registered public accounting firm, as set forth in their report thereon. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.




                           INCORPORATION BY REFERENCE

         The Securities and Exchange Commission (the "Commission") allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this registration statement is considered to be part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (including those filed by us prior to the termination of the offering) we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

a. our annual report on Form 10-KSB for the year ended August 31, 2006, filed with the Commission on November 28, 2006;

b. our quarterly report on Form 10-QSB for the quarter ended November 30, 2006, filed with the Commission on January 12, 2007;

c. our quarterly report on Form 10-QSB for the quarter ended February 28, 2006, filed with the Commission on April 13, 2007;

d.   our current report on Form 8-K filed on September 29, 2006;

e.   our current report on Form 8-K filed on April 24, 2007;

f. the description of our capital stock which is contained in our registration statement on Form 10SB12g/A filed on October 26, 1999 including any subsequent amendments and reports filed for the purpose of updating that description.

         You may request a copy of these filings, at no cost, by written or oral request to us at the following address:

                                SHEERVISION, INC.
                              ATTN: SUZANNE PUENTE.
                      4030 PALOS VERDES DRIVE NO., STE 104
                             ROLLING HILLS, CA 90274
                     EMAIL: CUSTOMERSERVICE@SHEERVISION.COM
                                  310-265-8918


                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act relating to this offering of shares of our common stock. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement, or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.


         You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the Securities and Exchange Commission without charge at the Securities and Exchange Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission by calling 1-800-SEC-0330 for further information on the public reference room. In addition, the registration statement is publicly available through the web site maintained by the Securities and Exchange Commission at www.sec.gov.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and fulfill the obligations of these requirements by filing reports with the Securities and Exchange Commission. You may obtain copies of any documents that we file electronically with the Securities and Exchange Commission through its website at www.sec.gov.

                                7,236,996 SHARES

                               [SHEERVISION LOGO]

                                  COMMON STOCK

                          ----------------------------

                                   PROSPECTUS


                              [____________], 2007


                          ----------------------------

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered hereby, excluding the underwriters' discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee......................................         620
Legal Fees and Expenses*..................................      40,000
Blue Sky Fees (including counsel fees)*...................      20,000
NASD Filing Fees..........................................       1,079
Accounting Fees and Expenses*.............................      40,000
Transfer Agent and Registrar Fees*........................       5,000
Printing and Engraving Expenses*..........................      10,000
Miscellaneous*............................................       8,301

                                          Total...........    $125,000

*Estimated

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (the "DGCL"), our Certificate of Incorporation, as amended, contains a provision providing that the liability of a director for breach of fiduciary duty is eliminated. The effect of this provision is that none of our directors is personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends as provided in Section 174 of the DGCL and (iv) any transaction from which the director derived an improper personal benefit. This provision is intended to eliminate the risk that a director might incur personal liability to us or our stockholders for breach of duty of care.

         Section 145 of the DGCL contains provisions permitting and, in some situations, requiring Delaware corporations, such as Sheervision, to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. Our Certificate of Incorporation, as amended, and by-laws contain such a provision requiring that we indemnify our directors and officers to the fullest extent permitted by law, as the law may be amended from time to time.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

         (a) The following exhibits are filed herewith:


        EXHIBIT NO.               DESCRIPTION
        -----------               -----------
                 2.1      (1)           Acquisition of Escalator, Inc.
                 2.2      (13)          Lone Pine Resources, Inc. Merger
                 2.3      (14)          Agreement and Plan of Spinoff
                 2.4      (15)          Acquisition of Clean Water Technologies, Inc.
                 2.5      (16)          Acquisition of Zorax, Inc.
                 3.1      (17)          Second Amended and Restated Certificate of
                                        Incorporation of SheerVision, Inc.,
                                        a Delaware corporation
                 3.2      (18)          By-laws of SheerVision, Inc., a Delaware corporation

                 3.3*                   Form of Common Stock Certificate
                 3.4      (2)           Articles of Incorporation of SheerVision, Inc.,
                                        a California corporation
                 3.5      (3)           Certificate of Amendment to Articles of Incorporation
                                        of SheerVision, Inc., a California corporation
                 3.6      (4)           By-laws of SheerVision, Inc., a California corporation
                 3.7      (5)           Form of Certificate of Designations, Preferences and
                                        Rights of Series A Preferred Stock as filed with the
                                        Secretary of State of Delaware
                 4.1      (6)           Warrant, issued to Patricia Hall (Hallmark Capital),
                                        dated as of September 28, 2005
                 4.2      (7)           Warrant, issued to Northeast Securities,

                                        dated as of September 19, 2005, in connection with the
                                        2005 private Placement
                 4.3      (8)           Form of Warrant issued to investors in the 2005
                                        Private Placement
                 4.4      (9)           Form of 12% Secured Promissory Note issued to
                                        investors in the 2005 Private Placement
                 4.5      (10)          Form of Warrant issued to investors in the 2006
                                        Private Placement
                 4.6      (11)          Form of Warrant, issued to Northeast Securities,
                                        dated as of April ____, 2006, in connection with the
                                        2006 Private Placement
                 4.7      (12)          Form of 9% Convertible Promissory Note issued to
                                        investors in the 2006 Private Placement
                 5.1*                   Opinion of Reitler Brown & Rosenblatt LLC

                23.1                    Consent of Miller Ellin & Company LLP
                23.2*                   Consent of Reitler Brown & Rosenblatt LLC
                                        (included in Exhibit 5.1)
                24.1*                   Power of Attorney (included on the signature
                                        page hereto)


----------

*    Previously filed.


     (1) Incorporated by reference to Exhibit 2.1 to Current Report on Form 10-SB of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on October 13, 1999.

     (2) Incorporated by reference to Exhibit 3.3 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on March 28, 2006.

     (3) Incorporated by reference to Exhibit 3.4 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on March 28, 2006.

     (4) Incorporated by reference to Exhibit 3.5 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on March 28, 2006.

     (5) Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on May 11, 2006.

     (6) Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on March 28, 2006.

     (7) Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on March 28, 2006.

     (8) Incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on March 28, 2006.

     (9) Incorporated by reference to Exhibit 10.15 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on March 28, 2006.

     (10) Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on May 11, 2006.

     (11) Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on May 11, 2006.

     (12) Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on May 11, 2006.

     (13) Incorporated by reference to Exhibit 2.2 to Current Report on Form 10-SB of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on October 13, 1999.

     (14) Incorporated by reference to Exhibit 2.3 to Current Report on Form 10-SB of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on October 13, 1999.

     (15) Incorporated by reference to Exhibit 2.4 to Current Report on Form 10-SB of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on October 13, 1999.

     (16) Incorporated by reference to Exhibit 2.5 to Current Report on Form 10-KSB of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on August 16, 2001.

     (17) Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on June 20, 2006.

     (18) Incorporated by reference to Exhibit 3.2 to Current Report on Form 10-QSB of SheerVision, Inc., a Delaware corporation (formerly Clean Water Technologies, Inc.), filed with the Securities and Exchange Commission on October 13, 1999.

ITEM 17. UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The Registrant hereby undertakes:

         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by SECTION 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


provided, however, that paragraphs (b)(i), (ii) and (iii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To determine any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this the Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rolling Hills Estates, California on July 6, 2007.


                                SHEERVISION, INC.



                                By: /s/ Suzanne Lewsadder
                                    ---------------------
                                    Suzanne Lewsadder
                                    Chief Executive Officer And Principal
                                        Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                              TITLE                                           DATE
                ---------                              -----                                           ----
/s/ Suzanne Lewsadder                        Chief Executive Officer,                           July 6, 2007
---------------------                        and Director
Suzanne Lewsadder                            (Principal Executive Officer)


/s/ Jeffrey Lewsadder                        President and Director                             July 6, 2007
---------------------
Jeffrey Lewsadder


/s/ Suzanne Puente                           Chief Financial Officer                            July 6, 2007
------------------                           (Principal Financial and
Suzanne Puente                               Accounting Officer)


*                                            Director                                           July 6, 2007
-------------
Shamiran Hart


*                                            Director                                           July 6, 2007
-------------
Sharon Biddle


*                                            Director                                           July 6, 2007
-------------
David Frankel


*By: /s/ Suzanne Lewsadder
--------------------------
        Suzanne Lewsadder
        Attorney-in-Fact

                                  EXHIBIT INDEX

             EXHIBIT                    DESCRIPTION OF DOCUMENT
             -------                    -----------------------

                23.1                    Consent of Miller Ellin & Company LLP